                                                                    EXHIBIT 10.4

                          MANAGEMENT SERVICES AGREEMENT

         This MANAGEMENT SERVICES AGREEMENT (this "Management Agreement"), dated as of December 5, 2003, is made by and among General Nutrition Centers, Inc., a Delaware corporation ("Centers"), General Nutrition Centers Holding Company, a Delaware corporation ("Holdings" and, together with Centers, the "Companies"), and Apollo Management V, L.P., a Delaware limited partnership (the "Manager").

         WHEREAS, the Companies have obtained and desire to continue to obtain from the Manager, and the Manager has provided and desires to continue to provide to the Companies, certain investment banking, management, consulting and financial planning services on an ongoing basis and certain financial advisory and investment banking services in connection with major financial transactions that may be undertaken by the Companies or their subsidiaries from time to time in the future;

         WHEREAS, the Companies have recently consummated the acquisition of the General Nutrition Companies business (the "Acquisition") pursuant to the Purchase Agreement, dated as of October 16, 2003, by and among Apollo GNC Holding, Inc., Numico USA, Inc. and Royal Numico N.V. (the "Purchase Agreement");

         WHEREAS, this Management Agreement has been approved by the each of the Companies' board of directors; and

         WHEREAS, this Management Agreement has been approved by holders of a majority of each of the Companies' common stock;

         NOW, THEREFORE, in consideration of their mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

1.       Retention of Services

         1.1 Investment Banking Services. Subject to the terms and conditions hereof, the Companies hereby retain the Manager, and the Manager hereby agrees to be retained by the Companies, to provide investment banking services to the Companies. The scope of these services shall be as reasonably requested by the Companies and agreed to by the Manager from time to time.

         1.2 General Services. Subject to the terms and conditions hereof, the Companies hereby retain the Manager, and the Manager hereby agrees to be retained by the Companies, to provide management, consulting and financial planning services to the Companies on an ongoing basis in connection with the operation and growth of the Companies and their subsidiaries in the ordinary course of their businesses during the term of this Management Agreement (the "General Services"). The scope of the General Services shall be such as reasonably requested by the Companies and agreed to by the Manager from time to time.

         1.3 Major Transaction Services. Subject to the terms and conditions hereof, the Companies hereby retain the Manager, and the Manager hereby agrees to be retained by the Companies, to provide financial advisory and investment banking services to the Companies in connection with major financial transactions that may be undertaken by the Companies or their subsidiaries from time to time in the future ("Major Transaction Services" and, together with the General Services, the "Services"). The scope of the Major Transaction Services shall be such as reasonably requested by the Companies and agreed to by the Manager from time to time.

2.       Compensation.

         2.1 General Services Fee. In consideration of the General Services, the Companies shall pay the Manager an annual fee payable in cash equal to $1,500,000 (the "Annual Fee"). The Annual Fee shall be payable by the Companies in equal monthly installments in advance, on the first business day of each month commencing on the first such day following the date hereof, without regard to the amount of services actually performed by Manager.

         2.2 Major Transaction Services Fee. In consideration of any Major Transaction Services provided by the Manager from time to time, the Companies shall pay the Manager normal and customary fees for services of like kind as agreed by the Manager and the Companies, taking into consideration all relevant factors, including but not limited to, the complexity of the subject transaction, the time devoted to providing such services and the value of the Manager's financial advisory and/or investment banking expertise and relationships within the business and financial community.

         2.3 Structuring and Transition Services Fee. In connection with the services provided to the Companies in connection with the transactions contemplated by, and pursuant to the terms of, the Purchase Agreement, and the provision of critical transition services by Manager for the four-week period following the consummation of the Acquisition (the "Transition Period"), the Companies agree to pay to the Manager a structuring and transition services fee of $7,500,000, plus reimbursement of out-of-pocket expenses incurred and to be incurred by the Manager in connection with the services provided in connection with the Acquisition and the transition services. The structuring and transition services fee and all out-of-pocket expenses to be paid pursuant to this Section
2.3 shall be earned following the completion of Manager's provision of services during the Transition Period. The structuring and transition services fee shall be paid by the Companies on the third business day following the end of the Transition Period, provided that Manager shall not have materially breached its obligation to perform the transition services, or at any such later date as the Manager shall request, and, if so requested by the Manager, out-of-pocket expenses shall be paid in advance of the payment of the structuring and transition services fee.

         2.4 Expenses. In addition to the fees to be paid to the Manager under Sections 2.1, 2.2 and 2.3 hereof, the Companies shall pay to, or on behalf of, the Manager, promptly as billed, an amount equal to all out-of-pocket expenses incurred by the Manager in connection with the Services rendered hereunder. Such expenses shall include, among other things, fees and disbursements of counsel, travel expenses, word processing charges, messenger and duplicating services, telephone and facsimile expenses and other customary expenditures.

3.       Term.

         3.1 Termination. This Management Agreement shall terminate on the tenth anniversary of this Management Agreement.

         3.2 Survival of Certain Obligations. Notwithstanding any other provision hereof, the obligations of the Companies to pay amounts due with respect to periods prior to the termination hereof pursuant to Section 2 hereof and the provisions of Sections 4 and 5 hereof shall survive any termination of this Management Agreement.

4.       Decisions/Authority of Advisor.

         4.1 Limitation on the Managers' Liability. The Companies reserve the right to make all decisions with regard to any matter upon which the Manager has rendered its advice and consultation, and there shall be no liability of the Manager for any such advice accepted by the Companies pursuant to the provisions of this

Management Agreement.

         4.2 Independent Contractor. The Manager shall act solely as an independent contractor and shall have complete charge of its respective personnel engaged in the performance of the Services. As an independent contractor, the Manager shall have authority only to act as an advisor to the Companies and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Companies or to obtain or incur any right, obligation or liability on behalf of the Companies. Nothing contained in this Management Agreement shall constitute the Manager or any of its partners or members or any of their affiliates, investment managers, investment advisors or partners a partner of or joint venturer with the Companies.

5.       Indemnification.

         5.1      Indemnification/Reimbursement of Expenses. The Companies shall
(i) indemnify the Manager and its partners and members and any of its affiliates, investment managers, investment advisors and their respective affiliates, and the partners, directors, officers, employees, agents and controlling persons of the Manager and its partners and its affiliates (collectively, the "Indemnified Parties"), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, directly or indirectly caused by, related to or arising out of the Services or any other advice or services contemplated by this Management Agreement or the engagement of the Manager pursuant to, and the performance by the Manager of the Services contemplated by, this Management Agreement, and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable and documented attorneys' fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Companies and whether or not resulting in any liability.

         5.2 Limited Liability. The Companies shall not be liable under the indemnification contained in Section 5.1 hereof to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Manager's willful misconduct or gross negligence. The Companies further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Companies, holders of their securities or their creditors related to or arising out of the engagement of the Manager pursuant to, or the performance by the Manager of the Services contemplated by, this Management Agreement.

6.       Miscellaneous.

         6.1 Assignment. None of the parties hereto shall assign this Management Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other party; provided, however, that, without obtaining such consent, the Manager may assign this Management Agreement or its rights and obligations hereunder to (i) any of its partners or members or their affiliates or any person who controls the Manager; or (ii) any investment fund, investment account or investment entity whose investment manager, investment advisor or partner, or any principal or beneficial owner of any of the foregoing, is any person identified in clause (i) above. Subject to the foregoing, this Management Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

         6.2 Governing Law. This Management Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts made and performed within the State of Delaware without regard to principles of conflict of laws.

         6.3 Joint and Several Obligations. The obligations of the Companies under this Management Agreement are the joint and several obligations of Centers and Holdings.

         6.4 Severability. If any term, provision, covenant or restriction of this Management Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such terms, provisions, covenants and restrictions which may be hereafter declared invalid, illegal, void or unenforceable.

         6.5 Entire Agreement. This Management Agreement contains the entire agreement between the parties with respect to the subject matter of this Management Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings with respect to the subject matter of this Management Agreement prior to the date of this Management Agreement.

         6.6 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Management Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Management Agreement and the agreements and transactions contemplated hereby.

         6.7 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Management Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys' fees in addition to any other available remedy.

         6.8 Headings. The headings in this Management Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

         6.9 Amendment and Waiver. This Management Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

         6.10 Counterparts. This Management Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Management Services Agreement on the date first appearing above.

                                      GENERAL NUTRITION CENTERS
                                      HOLDING COMPANIES

                                      By: /s/ James Sander
                                          --------------------------------------
                                          Name: James Sander
                                          Title: Senior Vice President, Law,
                                                 Chief Legal Officer

                                      GENERAL NUTRITION CENTERS, INC.

                                      By:/s/ James Sander
                                         ---------------------------------------
                                         Name: James Sander
                                         Title: Senior Vice President, Law,
                                                Chief Legal Officer

                                      APOLLO MANAGEMENT V, L.P.

                                      By: AIF V Management, Inc.,
                                          its General Partner

                                      By: /s/ Andrew Jhawar
                                          --------------------------------------
                                          Name: Andrew Jhawar
                                          Title: Vice President